Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Bancorp 34, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.01 per share	Other	239,500	(1)	N/A	$543,665	(2)	0.000147600	$80.24	(3)
Fees Previously Paid	—	—	—	—		—	—			—
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A			N/A					N/A	N/A	N/A	N/A
Total Offering Amounts										$80.24
Total Fees Previously Paid										0.00
Total Fee Offsets										0.00
Net Fee Due										$80.24

(1)	Relates to the common stock, par value $0.01 per share (“Bancorp 34 common stock”), of Bancorp 34, Inc. (“Bancorp 34”) that are expected to be issued pursuant to the merger with CBOA Financial, Inc. (“CBOA”), due to an amendment to the merger agreement dated December 21, 2023, which increased the exchange ratio from 0.24 to 0.2628 shares of Bancorp 34 common stock for each share of CBOA common stock outstanding and due to an increased amount of shares of CBOA common stock outstanding related to restricted stock awards granted by CBOA prior to the merger. Bancorp 34 previously registered 2,511,478 shares of Bancorp 34 common stock pursuant to the Registration Statement on Form S-4 (Registration No. 333-273901), which was declared effective on February 12, 2024, in connection with the proposed merger transaction described herein.
(2)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), and computed pursuant to Rules 457(f) and 457(c) thereunder as follows: (a) the product of (i) $2.27, the average of the high and low prices per share of CBOA common stock on OTC Link on March 12, 2024, the most recent date for which information is available due to limited trading on OTC Link, and (ii) 239,500, the estimated maximum additional number of shares of CBOA common stock to be exchanged in connection with the merger.
(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $110.20 per $1,000,000 of the proposed maximum aggregate offering price.